Exhibit 5.4

November 17, 2016

Endurance International Group Holdings, Inc.

10 Corporate Drive, Suite 300

Burlington, Massachusetts 01803

Ladies and Gentlemen:

We have acted as special Florida counsel for HostGator.com LLC, a Florida limited liability company (the “Company”), in connection with (i) the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with market-making activities by an affiliate of Holdings in respect of up to $350,000,000 aggregate principal amount the Company’s 10.875% Senior Notes due 2024 (the “Notes”). The Notes will be fully and unconditionally guaranteed by the Company and several additional guarantors identified in the Indenture (as defined below). The Indenture includes the guarantees of the Notes by the Company and each other guarantor party thereto. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent, if any, otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of the assumptions or items upon which we have relied. Capitalized terms used herein and not otherwise defined herein have the meanings assigned to such terms in the Indenture.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed necessary for the purposes of such opinions. We have examined, among other items, the following documents dated as of the date hereof unless otherwise specified:

(1)	an executed copy of the Indenture dated as of February 9, 2016 (the “Initial Indenture”), by and among the Company, EIG Investors Corp, a Delaware corporation (the “Issuer”), the other Endurance Guarantors (as defined therein) party thereto, and Wilmington Trust, National Association, as Trustee (in such capacity, the “Trustee”), as supplemented by the First Supplemental Indenture thereto dated as of February 9, 2016 (the “Supplemental Indenture” and together with the Initial Indenture, the “Indenture”) including all Exhibits thereto;

Endurance International Group Holdings, Inc.

November 17, 2016

pg. 2

(2)	a copy of the Articles of Organization for the Company, as amended and as certified on a recent date by the Secretary of State of the State of Florida, the Company’s Operating Agreement, as amended, and other consents, resolutions or documentation relevant to the Company or the transactions contemplated by the Credit Document (as defined below), certified to us by a Certificate of the Secretary of the Company as being complete and correct and in full force and effect as of the date hereof;

(3)	Written Consent Adopted by the Sole Member of the Company, dated February 7, 2016; and

(4)	a copy of a certificate, dated November 10, 2016, of the Secretary of State of the State of Florida as to the existence and good standing of the Company as of such date (the “Good Standing Certificate”).

The Indenture referred to in item (1) above is sometimes referred to herein as the “Credit Document.” The organizational documents described in items (2) and (3) above are referred to herein as “Certified Organizational Documents.”

In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the Credit Document and certificates and oral or written statements and other information of or from representatives of the Company, including the Officer’s Certificate, and others and assume compliance on the part of the Company with its covenants and agreements contained therein. In connection with the opinions expressed in the first sentence of paragraph (a) below, we have relied solely upon the Good Standing Certificate as to the factual matters and legal conclusions set forth therein.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

(a) The Company is a limited liability company existing in good standing under the laws of the State of Florida as of November 10, 2016. The Company has the limited liability company power to execute and deliver, and to incur and perform its obligations under, the Credit Document, including the Guarantees.

(b) The execution and delivery by the Company of the Credit Document to which it is a party, including the Guarantees, and the performance by the Company

Endurance International Group Holdings, Inc.

November 17, 2016

pg. 3

of its obligations under the Credit Document and the Guarantees have been authorized by all necessary limited liability company action by the Company.

(c) The Credit Document, including the Guarantee, to which the Company is a signatory has been duly executed and delivered on behalf of the Company.

The opinions set forth above are subject to the following qualifications and limitations:

(A) We assume the enforceability of the Credit Document as to the Company and to all other Persons and express no opinion as to the foregoing.

(B) For purposes of our opinions above, we have assumed that the Company’s obligations under the Credit Document are, and would be deemed by a court of competent jurisdiction to be, necessary or convenient to the conduct, promotion or attainment of the Company’s business.

(C) To the extent it may be relevant to the opinions expressed herein, we have assumed that the parties to the Credit Document (other than the Company) have the power to enter into and perform such documents and to consummate the transactions contemplated thereby and that such documents have been duly authorized, executed and delivered by, and constitute legal, valid and binding obligations of, such parties.

(D) We express no opinion as to the application of, and our opinions above are subject to the effect, if any, of, any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation or preferential transfer law.

(E) We have not made any investigation of and do not express an opinion as to (i) the descriptions for or any matters of title pertaining to property (whether real, fixtures, personal or mixed) of the Company, or (ii) the validity, perfection, or priority of liens relevant thereto.

(F) The opinions expressed herein are limited to the laws of the State of Florida.

(H) We express no opinion with respect to:

(a) any exculpation or indemnification that is against public policy;

(b) any waiver of legal rights to the extent such waiver is against public policy.

Endurance International Group Holdings, Inc.

November 17, 2016

pg. 4

We hereby consent to the filing of this opinion as Exhibit 5.4 to the Registration Statement and to the reference to this firm in the Registration Statement and the related prospectus under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission issued thereunder.

Our opinions are limited to those expressly set forth herein, and we express no opinions by implication. The opinions expressed herein are solely for the benefit of the addressees hereof and your assignees and may not be relied on by such addressees or such other persons or entities for any other purpose or in any manner or for any purpose by any other person or entity. With respect to our opinions herein (i) this opinion letter speaks only as of the date hereof, and (ii) we have no responsibility or obligation to update this opinion letter, to consider its applicability or correctness to any person or entity other than its addressees, or to take into account changes in law, facts or any other developments of which we may later become aware.

Very truly yours,

/s/ Locke Lord LLP

Locke Lord LLP

Exhibit A

OFFICER’S CERTIFICATE

November 17, 2016

The undersigned duly authorized signatory of HOSTGATOR.COM LLC, a Florida limited liability company (the “Company”), hereby certifies as follows, as of the date hereof, in connection with (A) the Indenture dated as of February 9, 2016 (the “Initial Indenture”), by and among the Company, EIG Investors Corp, a Delaware corporation (the “Issuer”), the other Endurance Guarantors (as defined therein) party thereto, and Wilmington Trust, National Association, as Trustee (in such capacity, the “Trustee”), as supplemented by the First Supplemental Indenture thereto dated as of February 9, 2016 (the “Supplemental Indenture” and together with the Initial Indenture, the “Indenture”); (B) the consummation of the transactions contemplated by the Indenture, and (C) the Registration Statements on Form S-3 and Form S-4 (collectively, the “Registration Statements”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the proposed offer to exchange the Company’s outstanding unregistered 10.875% Senior Notes due 2024 (the “Original Notes”) for up to $350,000,000 aggregate principal amount of its new 10.875% Senior Notes due 2024 (the “Exchange Notes”), and the delivery of the opinion (the “Opinion”) of Locke Lord LLP (“Locke Lord”) in connection with the Indenture and Registration Statement (capitalized terms used but not defined in this Officer’s Certificate have the meanings ascribed to them in the Opinions, as applicable):

1. The Company is not engaged in any activity or business, nor does the Company own any properties, not permitted pursuant to those provisions of its Articles of Organization or Operating Agreement, each as amended, specifying the nature of the Company’s business and the purposes of the Company.

2. No proceeding is pending in any jurisdiction for the dissolution or liquidation of the Company, and the Company has not filed any certificate or order of dissolution. No event has occurred that has adversely affected the good standing of the Company under the laws of its state of organization, and the Company has paid all taxes currently due, if any, and taken all other action required by state law to maintain such good standing. No grounds exist for the revocation or forfeiture of the Company’s Articles of Organization or Operating Agreement.

3. Locke Lord may rely upon the accuracy of all factual representations and warranties of the Company contained in the Documents, in this Officer’s Certificate and in all documents and certificates referred to therein or delivered in connection therewith.

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Exhibit A

IN WITNESS WHEREOF, I have hereunto set my hand as of the date first set forth above.

HOSTGATOR.COM LLC, a Florida limited liability company

By:	/s/ Hari Ravichandran
Print Name: Hari Ravichandran Title: Chief Executive Officer Duly Authorized